Exhibit 10.7

EXECUTION VERSION

EMPLOYMENT AGREEMENT

AGREEMENT, dated as of July 13, 2011 (the “Agreement”), between Taylor Morrison, Inc. (“Taylor Morrison” or the “Company”) and Sheryl Palmer (the “Executive”).

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. General.

The parties agree that, subject to the terms hereof, the Executive shall serve as President and Chief Executive Officer of Taylor Morrison, after the effective date hereof in accordance with the terms and conditions set out in this Agreement.

2. Employment, Duties and Agreements.

(a) Taylor Morrison hereby agrees to employ the Executive as its President and Chief Executive Officer, and the Executive hereby accepts such position and agrees to serve Taylor Morrison in such capacity on a full-time basis during the employment period fixed by Section 4 hereof (the “Employment Period”). The Executive shall have such duties and responsibilities as are consistent with the Executive’s position and as may be reasonably assigned by the Board from time to time. During the Employment Period, the Executive shall be subject to, and shall act in accordance with, all reasonable instructions and directions of the Board and all applicable policies and rules of the Company.

(b) During the Employment Period, excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote her full working time and efforts to the performance of her duties and responsibilities hereunder and shall endeavor to promote the business and best interests of the Company.

(c) During the Employment Period, the Executive may not, without the prior written consent of Parent, directly or indirectly, operate, participate in the management, operations or control of, or act as an executive, officer, consultant, agent or representative of, any type of business or service (other than as an executive of Taylor Morrison); provided, that it shall not be a violation of the foregoing for the Executive to manage her personal, financial and legal affairs, or reasonably engage in charitable endeavors, so long as such activities do not interfere with the performance of her duties and responsibilities to the Company as provided hereunder.

3. Compensation.

(a) As compensation for the agreements made by the Executive herein and the performance by the Executive of her obligations hereunder, during the Employment Period, the Company shall pay the Executive, pursuant to the Company’s normal and customary payroll procedures, a base salary at the rate of $700,000 per annum, (the “Base Salary”).

(b) In addition to the Base Salary, during the Employment Period, the Executive shall be eligible through participation in the Company’s annual bonus plan or other similar plan to the extent then in effect, to earn an annual bonus (the “Annual Bonus”) in each fiscal year during the Employment Period, with a target Annual Bonus of one hundred percent (150%) of Base Salary (the “Target Bonus”) and a maximum bonus of three hundred percent (300%) of Base Salary, with the actual payout based on the achievement of annual individual and Company performance objectives established by the Board. Any Annual Bonus shall be paid in accordance with the applicable plan (except as otherwise provided herein).

(c) As soon as practicable after the Effective Date (as defined below), the Executive will receive a one-time nonrecurring grant of [7,700.000] Class M Units (the “Units”) of TMM Holdings Limited Partnership (“Parent”). With respect to the Class M Units, 5/7ths shall be Time Vesting Units, 1/7th shall be Performance Vesting Class M-O Units, and 1/7th shall be Performance Vesting Class M-T Units, each as defined in the Award Agreements. The specific terms and conditions governing all aspects of the Class M Units shall be provided in the Company’s management incentive plan and in the management incentive plan unit agreement (collectively, the “Award Agreements”). To the extent of any inconsistency between the Award Agreements and the Agreement, the provisions of the Award Agreements will prevail unless otherwise expressly provided in the Award Agreements. The management incentive plan unit agreement will be substantially in the form attached hereto as Exhibit A, with such changes as the parties may agree upon following discussions in good faith.

(d) The Executive shall purchase 1,000,000 Class A Units from Parent (the “Investment”) for an aggregate investment of one million dollars ($1,000,000), subject to the Executive executing a subscription agreement reasonably satisfactory to Parent (the “Subscription Agreement”).

(e) The Executive agrees that the grant of Class M Units and the purchase of any Class A Units is conditioned on the Executive’s execution of and the Agreement of Limited Partnership, dated July 13, 2011 of the Parent (the “LPA” and, together with the Award Agreements and the Subscription Agreement, the “Equity Agreements”).

(f) During the Employment Period: (i) except as specifically provided herein, the Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs of the Company which are made available generally to other executive officers of the Company, and (ii) except as specifically provided herein, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in, and shall receive all benefits under all welfare benefit plans, practices, policies and programs provided by the Company which are made available generally to other executive officers of the Company (for the avoidance of doubt, such plans, practices, policies or programs shall not include any plan, practice, policy or program which provides benefits in the nature of severance or continuation pay), and (iii) for so long as the Company makes available to its executives a car or reimburses its executives for the wear and operation of such executive’s car, in each case pursuant to Company policy, the Executive shall be eligible to participate in, and shall receive the benefit of, such policy.

(g) The Company shall reimburse the Executive for all reasonable business expenses upon the presentation of statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

(h) On August 12, 2011, the Company shall pay to the Executive all amounts owed to her under the Taylor Morrison Annual Bonus Deferral Plan in accordance with the terms of such Plan.

4. Employment Period.

The Employment Period shall commence on July 13, 2011 (the “Effective Date”) and shall terminate on the third anniversary of the Effective Date, provided that on the third anniversary of the Effective Date and on each anniversary thereafter, the Employment Period shall automatically be extended for additional one-year periods unless either party provides the other party with notice of non-renewal at least ninety (90) days before any such anniversary (the anniversary date on which the Employment Period terminates shall be referred to herein as the “Scheduled Termination Date”). Notwithstanding the foregoing, the Executive’s employment hereunder may be terminated during the Employment Period prior to the Scheduled Termination Date upon the earliest to occur of any one of the following events (at which time the Employment Period shall be terminated):

(a) Death. The Executive’s employment hereunder shall terminate upon her death.

(b) Disability. The Company shall be entitled to terminate the Executive’s employment hereunder for “Disability” if, as a result of the Executive’s incapacity due to physical or mental illness or injury, the Executive shall have been unable to perform her duties hereunder for a period of one hundred eighty (180) consecutive days.

(c) Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the term “Cause” shall mean: (i) a material breach by the Executive of this Agreement, any Equity Agreement or any policy of the Company or its affiliates; (ii) the Executive’s gross negligence or willful misconduct, which is injurious to the Company or any affiliate; or (iii) the Executive’s commission of a felony or other crime involving dishonesty, fraud, breach of any fiduciary obligation to the Board or any equity holder of the Company, or unethical business conduct. In the case of clause (i) above, the Company shall permit the Executive up to fifteen (15) days to cure such breach or failure if reasonably susceptible to cure. If, subsequent to the Executive’s termination of employment for other than Cause, it is determined in good faith by the Company that the Executive’s employment could have been terminated under Section 4(c)(ii) or (iii), the Executive’s employment shall be deemed to have been terminated for Cause retroactively to the date the events giving risk to such Cause occurred.

(d) Without Cause. The Company may terminate the Executive’s employment hereunder during the Employment Period without Cause. For purposes of this Agreement, a notice of non-renewal given by the Company as provided in Section 4 herein shall be treated as a termination of employment by the Company without Cause.

(e) For Good Reason. The Executive may terminate her employment hereunder for Good Reason, provided the Executive complies with all requirements of such a termination as provided hereunder. For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s consent: (i) any material diminution in the nature or status of Executive’s duties and responsibilities, (ii) any material diminution in the Executive’s base salary or bonus opportunity, other than a decrease in base salary or bonus opportunity that applies to a similarly situated class of employees of the Company or its affiliates, or (iii) a change of the Executive’s principal place of business to a location more than 50 miles from its present location; provided, that Good Reason shall not exist unless the Executive shall have given a detailed written notice to the Company of any fact or circumstance believed by the Executive to constitute Good Reason within ninety (90) days of the occurrence of such fact or circumstance, and the Company shall have thirty (30) days to cure such fact or circumstance and shall have failed to so cure.

(f) Voluntarily. The Executive may voluntarily terminate her employment hereunder, without Good Reason, provided that the Executive provides the Company with notice of her intent to terminate her employment at least thirty (30) days in advance of the Date of Termination (as defined in Section 5 below).

5. Termination Procedure.

(a) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive during the Employment Period (other than a termination on account of the death of Executive) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 9(a).

(b) Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by her death, the date of her death, (ii) if the Executive’s employment is terminated pursuant to Section 4(b), on the date the Executive receives Notice of Termination from the Company, (iii) if the Executive voluntarily terminates her employment (whether or not for Good Reason), the date specified in the notice given pursuant to Section 4(e) herein which shall not be less than thirty (30) days after the Notice of Termination, and (iv) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days, or any alternative time period agreed upon by the parties, after the giving of such notice) set forth in such Notice of Termination.

6. Termination Payments.

(a) Without Cause or for Good Reason.

(i) In the event the Employment Period terminates under this Agreement as a result of the Company terminating the Executive’s employment without Cause (other than pursuant to Sections 4(a) or 4(b)) or the Executive terminating her employment for Good Reason, the Company shall pay the Executive (A) within thirty (30) days following the Date of Termination, the Executive’s accrued but unused vacation, unreimbursed business expenses and Base Salary through the Date of Termination (to the extent not theretofore paid) (the “Accrued Benefits”), and (B) two and a half (2.5) times the Executive’s Base Salary, in each case payable in equal installments over a thirty (30)-month period in accordance with the Company’s standard payroll practices (the “Base Severance”), provided that if the Date of Termination is within two years following the Effective Date the amount of Base Severance shall be equal to no less than two million dollars ($2,000,000).

(ii) In lieu of any Annual Bonus under Section 3(b) for the fiscal year in which Executive’s employment terminates, a lump sum amount equal to the Annual Bonus that would have become payable in cash to Executive for that fiscal year if her employment had not terminated, based on performance actually achieved in that year (determined by the Board following completion of the performance year and paid at the time specified in the applicable plan), multiplied by a fraction the numerator of which is the number of days Executive was employed in the fiscal year of termination and the denominator of which is the total number of days in the fiscal year of termination.

(iii) In addition, if the Date of Termination under this Section 6(a) occurs within the twenty four (24)-month period following a Change in Control, the Company shall pay the Executive an amount equal to two and a half (2.5) times Target Bonus for the current fiscal year, in equal installments over the same period as the Base Severance. For purposes of this Agreement, “Change in Control” shall mean a transfer (in a single transaction or in a series of related transactions) after the Effective Date to any person or persons (other than to the owners of equity interests in the Company or TMM Holdings Limited Partnership as of the Effective Date, or any of their respective affiliates) pursuant to which such person or persons acquire (A) in excess of 80% of the common stock of the Company on a fully-diluted basis (whether by merger, consolidation, sale or transfer of equity interests, reorganization, recapitalization or otherwise), (B) in excess of 80% of the equity interests of one or more subsidiaries of the company on a fully-diluted basis (whether by merger, consolidation, sale or transfer of equity interests, reorganization, recapitalization or otherwise) if substantially all of the assets of the Company and its subsidiaries taken as a whole are held, directly or indirectly, by such subsidiary or subsidiaries, except where such acquisition is by a subsidiary that is, directly or indirectly, wholly-owned by the Company, (C) the direct or indirect power to replace a majority of the members of the Board or (D) all or substantially all of the assets of the Company and its subsidiaries determined on a consolidated basis.

(iv) The Company shall pay the employer’s portion of the Executive’s COBRA premiums during any time in which the Executive elects COBRA continuation coverage for up to thirty (30) months following the Date of Termination, to the extent permitted under the terms of the Company’s medical plan; provided, however, that if the Executive is or becomes eligible to receive comparable medical benefits under another employer provided plan, the Company’s obligation to make COBRA payments described herein shall be terminated. The Executive shall promptly notify the Company of any changes in her eligibility for medical benefits coverage.

(v) For the avoidance of doubt, upon a termination of the Employment Period without Cause or as a result of Good Reason, the Executive shall not be entitled to any other compensation or benefits not expressly provided for in this Section 6(a), regardless of the time that would otherwise remain in the Employment Period had the Employment Period not been terminated without Cause or for Good Reason, except any benefits or compensation provided under the Equity Agreements which shall be paid in accordance with such agreements. Except as provided in this Section 6(a), any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by Section 4980B of the Internal Revenue Code of 1986, as amended and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (which provisions are commonly known as “COBRA”) or such other analogous legislation as may be applicable to the Executive, the Company shall have no additional obligations under this Agreement.

(vi) The payments and benefits provided under this Section 6(a) are subject to and conditioned upon (A) the Executive executing a timely and valid release of claims (“Release”) in the form attached hereto as Exhibit B, waiving all claims the Executive may have against the Company, it successors, assigns, affiliates, executives, officers and directors, (B) the Executive delivering the executed Release to the Company within twenty-one days following the Date of Termination, (C) such Release and the waiver contained therein becoming effective, and (D) the Executive’s compliance with the restrictive covenant agreement she has executed with the Company, attached hereto as Exhibit C (“Restrictive Covenant Agreement”). In the event that payments are made hereunder prior to the execution of the Release and Executive does not execute the Release in the time and manner set forth herein, the Executive shall promptly pay to the Company, together with interest from the date of payment to the date of repayment at the prime rate, such amounts or the value of such benefits so received.

(b) Cause or Voluntarily Other than for Good Reason. If the Executive’s employment is terminated during the Employment Period by the Company for Cause or voluntarily by the Executive other than for Good Reason, the Company shall pay the Executive within thirty (30) days following the Date of Termination the Accrued Benefits and any benefits or compensation to be paid under the Equity Agreements shall be governed by the terms of such agreements. Except as provided in this Section 6(b), any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by COBRA or any other analogous legislation as may be applicable to the Executive, the Company shall have no additional obligations under this Agreement.

(c) Disability or Death. If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death or Disability, the Company shall pay the Executive or the Executive’s estate, as the case may be, within thirty (30) days following the Date of Termination, the Accrued Benefits and any benefits or compensation to be paid under the Equity Agreements shall be governed by the terms of such agreements. Except as provided in this Section 6(c), or pursuant to the terms of the Award Agreements, and except for any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by COBRA or any other analogous legislation as may be applicable to the Executive, the Company shall have no additional obligations under this Agreement.

7. Legal Fees; Officers’ Liability Insurance.

(a) In the event of any contest or dispute between the Company and the Executive with respect to this Agreement or the Executive’s employment hereunder, each of the parties shall be responsible for its respective legal fees and expenses.

(b) During the Employment Period, the Executive shall be entitled to the same officers’ liability insurance coverage that the Company provides generally to its other officers, as may be amended from time to time for such directors and officers.

8. Restrictive Covenants. The Executive agrees to execute and to comply with the covenants contained in the Restrictive Covenant Agreement, which is incorporated herein by reference.

9. Miscellaneous.

(a) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:

Taylor Morrison, Inc.

4900 N. Scottsdale Road,

Suite 2000

Scottsdale, AZ 85251

with a copy to:

Loretta R. Richard

Ropes & Gray LLP

800 Boylston Street

Prudential Tower

Boston, MA 02199

If to the Executive:

Sheryl Palmer

4 Cedar Chase Drive

Henderson, NV 89502

or to such other address as any party hereto may designate by notice to the others.

(b) This Agreement shall constitute the entire agreement among the parties hereto with respect to the Executive’s employment hereunder, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Executive’s employment (it being understood that any Class M Units, Class A Units and the Investment shall be governed by the relevant Equity Agreements).

(c) This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

(d) The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

(e) The parties hereto hereby represent that they each have the authority to enter into this Agreement, and the Executive hereby represents to the Company that the execution of, and performance of duties under, this Agreement shall not constitute a breach of or otherwise violate any other agreement to which the Executive is a party. The Executive hereby further represents to the Company that she will not utilize or disclose any confidential information obtained by the Executive in connection with any former employment with respect to her duties and responsibilities hereunder.

(f) This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive.

(g) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, the “Company” shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.

(h) Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 9(h), be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.

(i) The Company may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation, (it being understood, that the Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(j) This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without reference to its principles of conflicts of law.

(k) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile of a signature shall be deemed to be and have the effect of an original signature.

(1) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

[The remainder of this page is left intentionally blank.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Executive

/s/ Sheryl Palmer
Name:	Sheryl Palmer

Taylor Morrison, Inc.

/s/ Darrell Sherman
Name:	DARRELL SHERMAN
Title:	VP & GENERAL COUNSEL 7-19-11

EXHIBIT C

RESTRICTIVE COVENANTS AGREEMENT

This “Agreement” is made and entered into as of July 13, 2011, by and between Taylor Morrison, Inc. on its own behalf and on behalf of its affiliates (defined as all entities controlled by, under common control with, or controlling Employer), as may exist from time to time (including any former affiliates of TMM Holdings Limited Partnership that were affiliates of Employer on the Effective Date) (collectively, the “Employer”), and Sheryl Palmer (“Employee”). This Agreement is made in consideration of the compensation provided for in the Employment Agreement.

To protect the interests of the Employer and its confidential information, and the information of its customers, data suppliers, prospective customers and other companies with which the Employer has a business relationship which the Employer is required to maintain in confidence, and in consideration of the covenants and promises and other valuable consideration described in this Agreement, the Employer and Employee agree as follows:

1. Non-Competition. Without the consent in writing of the Board of Directors of Employer (the “Board”), Employee will not, at any time during employment and for the eighteen (18) months following termination of employment, acting alone or in conjunction with others, directly or indirectly (i) engage (either as owner, investor, partner, stockholder, employer, employee, consultant, advisor, or director) in any business in which he or she has been directly engaged on behalf of the Employer or any affiliate, or has supervised as an executive thereof, during the prior two-year period (or, if earlier, the two-year period ending on the date of Employee’s termination), or which was engaged in or planned by the Employer or an affiliate at the relevant time (of, if earlier, at the time of Employee’s termination of employment), in any geographic area in which such business was conducted or planned to be conducted; (ii) induce any customers of the Employer or any of its affiliates with whom Employee has had contacts or relationships, directly or indirectly, during and within the scope of his or her employment with the Employer or any of its affiliates, to curtail or cancel their business with the Employer or any such affiliate; (iii) induce, or attempt to influence, any employee of the Employer or any of its affiliates to terminate employment; or (iv) solicit, hire or retain as an employee or independent contractor, or assist any third party in the solicitation, hire, or retention as an employee or independent contractor, any person who during the previous 12 months was an employee of the Employer or any affiliate and provided further, that activities engaged in by or on behalf of the Employer are not restricted by this covenant. The provisions of subparagraphs (i), (ii), (iii), and (iv) above are separate and distinct commitments independent of each of the other subparagraphs. It is agreed that the ownership of not more than one percent of the equity securities of any company having securities listed on an exchange or regularly traded in the over-the-counter market shall not, of itself, be deemed inconsistent with clause (i) of this Section 1.

2. Non-Disclosure Ownership of Work. Employee shall not, at any time during his or her employment with Employer and thereafter (including following Employee’s termination of employment for any reason), disclose, use, transfer, or sell, except in the course of employment with or other service to the Employer, any proprietary information, secrets, organizational or employee information, or other confidential information belonging or relating to the Employer and its affiliates and customers so long as such information has not otherwise been disclosed or is not otherwise in the public domain, except as required by law or pursuant to legal process. In addition, upon termination of employment for any reason, Employee will return to the Employer or its affiliates all documents and other media containing information belonging or relating to the Employer or its affiliates. Employee will promptly disclose in writing to the Employer all inventions, discoveries, developments, improvements and innovations (collectively referred to as “Inventions”) that Employee has conceived or made during his or her employment with Employer; provided, however, that in this context “Inventions” are limited to those which (i) relate in any manner to the existing or contemplated business or research activities of the Employer and its affiliates; (ii) are suggested by or result from Employee’s work at the Employer; or (iii) result from the use of the time, materials or facilities of the Employer and its affiliates. All Inventions will be the Employer’s property rather than Employee’s. Should the Employer request it, Employee agrees to sign any document that the Employer may reasonably require to establish ownership in any Invention.

3. Cooperation With Regard to Litigation. Employee agrees to cooperate with the Employer, during his or her employment at the Employer and following Employee’s termination of employment for any reason, by making himself available to testify on behalf of the Employer or any subsidiary or affiliate of the Employer, in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Employer, or any subsidiary or affiliate of the Employer, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Employer, or any subsidiary or affiliate of the Employer, as may be reasonably requested and after taking into account Employee’s post-termination responsibilities and obligations.

4. Non-Disparagement. Employee shall not, at any time during his or her employment at the Employer and following Employee’s termination of employment for any reason, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Employer, its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations. The Employer shall use reasonable efforts to advise its executive officers not to make any statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, regarding the Executive that are disparaging or damaging to the Executive’s reputation. Notwithstanding the foregoing, nothing in this Agreement shall preclude Employee from making truthful statements that are required by applicable law, regulation or legal process.

5. Interpretation. In the event that one or more of the provisions of this Agreement (including, but not limited to, each of the subparagraphs in Section 1 hereof) is held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement (including, but not limited to, each subparagraph of Section 1) shall not be affected thereby. Employee and the Employer further agree that, in the event that any provision of this Agreement is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision will be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

6. Enforcement. Employee agrees and acknowledges that the remedies at law for any breach by Employee of the provisions of this Agreement will be inadequate and that the Employer shall be entitled to obtain injunctive relief against Employee from a court of competent jurisdiction in the event of any such breach.

7. Counterparts. This Agreement may be executed in any number of counterparts, any of which may be executed and transmitted by facsimile (including “pdf”), and each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as set forth above.

Employee:

/s/ Sheryl Palmer
(Sign Name)

Taylor Morrison, Inc.

By:	/s/ Darrell Sherman 7-19-11
Name:	DARRELL SHERMAN
Title:	VP & GENERAL COUNSEL